EXHIBIT 3.15
Number: BC0748745
CERTIFICATE
OF
INCORPORATION
BUSINESS CORPORATIONS ACT
I Hereby Certify that 0748745 B.C. LTD. was incorporated under the Business Corporations Act on February 14, 2006 at 09:48 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On February 14, 2006
RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada